Exhibit 99.1

Media Contact:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Kodak Announces Ruiz Will Not Seek Re-election to Board of Directors
ROCHESTER, N.Y., Dec. 18 — Eastman Kodak Company (NYSE:EK) today announced that Hector de J. Ruiz, PhD., has decided not to stand for re-election to its Board of Directors in 2009 because of time and travel commitments associated with his new position as chairman of The Foundry Company.
     Dr. Ruiz is presently executive chairman of Advanced Micro Devices, Inc. and chairman of the company’s board of directors. In October, AMD and the Advanced Technology Investment Company of Abu Dhabi announced the intention to create a new global enterprise, The Foundry Company, to address the growing global demand for independent, leading-edge semiconductor manufacturing. Upon the closing of the transaction, Dr. Ruiz will become chairman of The Foundry Company, relinquishing his roles at AMD.
     Dr. Ruiz, 62, will continue to serve as a Director of Kodak until the company’s 2009 annual meeting of shareholders, typically held in May. He informed the company of his decision on Dec. 12.
     “Hector has made considerable contributions to the digital transformation of this company,” said Antonio M. Perez, Kodak’s Chairman and Chief Executive Officer. “He has brought to Kodak his deep knowledge of digital markets and technology evolution. We thank him for his exceptional service, and we look forward to continuing to benefit from his knowledge during the remainder of his term.”
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